Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2009

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 12, 2009--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the second quarter and six months ended June 30, 2009.

Canterbury Park Holding Corporation (the “Company”) incurred a net loss of $173,099 on revenues of $11,160,254 for the three months ended June 30, 2009, compared to a net loss of $35,419 on revenues of $13,804,893 for the same period in 2008. For the six months ended June 30, 2009, net income was $143,675 on revenues of $19,355,430 compared to net income of $463,461 on revenues of $24,004,956 for the same period in 2008. Diluted loss per share for the second quarter of 2009 was $.04 compared to diluted loss per share of $.01 for the second quarter of 2008. Diluted earnings per share for the six month period ended June 30, 2009 was $.04 compared to diluted earnings per share of $.11 for the six month period ended June 30, 2008.

Revenues for the second quarter of $11.2 million decreased 19.2% when compared to revenues in the second quarter ended June 30, 2008. This decrease reflects a 23.1% decrease in Card Club revenues, a 18.6% decrease in pari-mutuel revenues, and a decrease in concessions revenues of 18.0%. Operating expenses decreased $2,425,363, or 17.5%, in the three months ended June 30, 2009 compared to the second quarter last year. Further results for the second quarter and first six months of 2009 are presented in the accompanying table, and additional information regarding the Company’s financial results will be provided in the Company’s Form 10-Q Report that will be filed on August 14, 2009 with the Securities and Exchange Commission.

“A number of factors converged to substantially reduce our revenues in the second quarter,” stated Randy Sampson, Canterbury Park’s President and CEO. “The decrease in operating revenues is attributable to a steep decline in discretionary spending on entertainment resulting from the economic recession that began in 2008 and that has continued throughout the first half of 2009. In addition, the Company now faces direct competition from Running Aces Harness Park (“Running Aces”), a harness track and card club in Anoka County that began offering pari-mutuel wagering in April 2008 and opened a card room on June 30, 2008. The Company believes wagering at Running Aces has had a direct negative effect on both the Company’s pari-mutuel and card club revenue. To minimize the impact of the revenue decline, we have implemented various expense control measures. As a result, operating expenses decreased $2,425,363 in the second quarter, a 17.5% decrease compared to the same period in 2008.”

“While our operating results reflect the challenging economic environment, we continue to make progress in reducing our cost structure and in the implementation of operating efficiencies across our organization.” Sampson continued, “These ongoing efforts have enabled us to generate positive cash flow and positions the Company to benefit when economic conditions improve.”

About Canterbury Park: One of Minnesota’s largest and well-known entertainment venues, Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Club hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, admissions, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement: This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Operating Revenues, (net)	$11,160,254	$13,804,893	$19,355,430	$24,004,956

Operating Expenses	$11,454,971	$13,880,334	$19,071,660	$23,270,204

Non-Operating Income, (net)	$7,518	$35,524	$7,805	$82,311

(Loss) Income before Income Tax Expense	($287,199)	($39,917)	$291,575	$817,063

Income Tax Benefit (Expense)	$114,100	$4,498	($147,900)	($353,602)

Net (Loss) Income	($173,099)	($35,419)	$143,675	$463,461

Basic Net (Loss) Income Per Common Share	($0.04)	($0.01)	$0.04	$0.11

Diluted Net (Loss) Income Per Common Share	($0.04)	($0.01)	$0.04	$0.11

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223